Exhibit 10.2

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

June 14, 2010

Keith Hagelin

c/o Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

Dear Keith:

This letter agreement will confirm the terms of your employment as Vice President of Operations of Douglas Dynamics, Inc., a Delaware corporation (the “Company”) and Douglas Dynamics, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Company (“Douglas”).

1.             Salary and Benefits.

(a)           Base Salary.  Effective as of June 14, 2010, you shall receive a salary at the rate of $17,916.67 per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s and Douglas’ salaried employees (the “Base Salary”).  The Base Salary will be reviewed by and shall be subject to adjustment in the sole discretion of the Board of Directors of the Company (the “Board”) each year during your employment.

(b)           Participation in Benefit Plans; Vacation.  During your employment, you shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, pension, disability or similar plan or program of the Company now existing or established hereafter to the extent that you are eligible under the general provisions thereof.  The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.  You shall also participate in all fringe benefits, including without limitation annual vacation time, offered by the Company or Douglas to any of its executives at your level.

2.             Termination of Employment.

(a)           In General.  Generally, your employment with the Company and Douglas is considered “at will” and may be terminated by any party at any time with or without notice, and nothing contained in this letter agreement is intended to be construed as a guarantee that employment will continue for any period of time.  Except as set forth in Section 2(b) below, in the event your employment is terminated for any reason you shall be entitled to receive only (i) your accrued Base Salary and accrued, but unused vacation as of the date of termination of employment, and (ii) any other payments or benefits as required by law or in accordance with the then-current terms of any benefit plan maintained by the Company or Douglas in which you participate (collectively, your “Accrued Benefits”).

(b)           Termination Without Cause.  Notwithstanding the foregoing, if the Company and/or Douglas terminates your employment without Cause (as defined below) in addition to your Accrued Benefits, the Company shall pay you as severance an amount equal to twelve (12) months of your then Base Salary, provided that payment of such amount shall be contingent upon and subject to your execution (within 45 days following the date of termination) and non-revocation of a release of claims in favor of the Company and Douglas in a form provided by the Company. Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, in monthly pro rata payments commencing as of the date of termination.  In the event your employment is terminated for any other reason (including, without limitation, by the Company for Cause, by your resignation for any reason, or in the event of your death or Disability (as defined in the Company’s 2010 Stock Incentive Plan), the Company and Douglas shall have no obligation to pay severance of any kind under this letter agreement.  For purposes of this letter agreement, “Cause” means: (a) any conviction or indictment of you or the entering of a plea of nolo contendere by you with respect to any felony, crime involving fraud or misrepresentation, or any other crime (whether or not such felony or crime is connected with your employment or service) the effect of which in the judgment of the Board is likely to affect, materially and adversely, the Company and/or any Company Affiliate; (b) gross misconduct in connection with the performance of your duties; (c) demonstration of habitual negligence in the performance of your duties; or (d) fraud or dishonesty in connection with your employment or service, or theft, misappropriation or embezzlement of the Company’s and/or any Company Affiliate’s funds or other property.  For purposes of this definition, “Company Affiliate” means any person or entity that is a subsidiary of, or controlled directly or indirectly by, the Company, with “controlled” meaning having the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

3.             Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this letter agreement differ from or are in conflict with the Company’s general employment policies or practices, this letter agreement shall control.

4.             Miscellaneous.

(a)           If any provision of this letter agreement shall be adjudged invalid, void, or unenforceable, the remainder of the terms or provisions of this letter agreement shall continue in full force and effect.

(b)           This letter agreement incorporates the understanding of the parties on all matters.  It supersedes all previous agreements between the parties.

(c)           No amendment or modification of this letter agreement is enforceable unless it is in writing and signed by both parties.

(d)           This letter agreement may be executed in multiple counterparts, any of which may be a facsimile or “pdf”, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

(e)           All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this letter agreement effective as of the date set forth above.

/s/ Keith Hagelin
Keith Hagelin

DOUGLAS DYNAMICS, INC.

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	President & CEO

[Signature Page to Hagelin Letter Agreement]